UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2009

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                         Federal                         0-25165                      14-1809721
                                                                   (State or Other Jurisdiction                                (Commission File No.)                            (I.R.S. Employer
                                                                    of Incorporation)                                                                                                            Identification No.)

                                                                                         302 Main Street, Catskill NY                                                          12414
                                                                               (Address of Principal Executive Offices)                                           (Zip Code)

Registrant’s telephone number, including area code:     (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02        Results of Operations and Financial Condition.

On October 23, 2009, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for fiscal quarters ended September 30, 2009 and 2008.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01         Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

    99.1                                                     Press release dated October 23, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                  GREENE COUNTY BANCORP, INC.

DATE:  October 29, 2009                                                                        By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Reports Higher Quarterly Earnings and is Named to Sandler O’Neill, Class of 2009 Small Cap-All Stars List

Catskill, N.Y. -- (BUSINESS WIRE) – October 23, 2009-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2009, which is the first quarter of the Company’s fiscal year ending June 30, 2010.  Net income for the quarter ended September 30, 2009 amounted to $1.2 million or $0.29 per basic and diluted share as compared to $809,000 or $0.20 per basic and diluted share for the quarter ended September 30, 2008, an increase of $375,000, or 46.4%.

Donald E. Gibson, President and CEO, said “In addition to solid quarterly earnings we are pleased to report that the Company has been named to the Sandler O’Neill, Class of 2009 Small Cap-All Stars List. The objective of the Sm-All Stars is to identify the top performing small-cap banks and thrifts in the nation. Selection is based on growth, profitability, credit quality, and capital strength. Greene County Bancorp was one of only 30 selected for the 2009 Sm-All Stars list.”

The most significant contributor to the improved earnings was higher net interest income, which increased $520,000 or 14.0% over the same quarter the prior year. Net interest income increased to $4.2 million for the quarter ended September 30, 2009 as compared to $3.7 million for the quarter ended September 30, 2008.  This was primarily the result of a $69.3 million increase in average earning assets from $373.5 million for the quarter ended September 30, 2008 to $442.8 million for the quarter ended September 30, 2009 and a 57 basis points decrease in the rates paid on average interest bearing liabilities from 2.05% to 1.48%, for the quarters ended September 30, 2008 and 2009, respectively.  This was partially offset by a 60 basis points decrease in the yield on interest earning assets from 5.71% to 5.11% for the quarters ended September 30, 2008 and 2009 respectively, which led to a decrease in both the net interest rate spread and net interest margin when comparing these periods. Net interest rate spread decreased 3 basis points to 3.63% for the quarter ended September 30, 2009 as compared to 3.66% for the quarter ended September 30, 2008.  Net interest margin decreased 15 basis points to 3.83% for the quarter ended September 30, 2009 as compared to 3.98% for the quarter ended September 30, 2008.

Due to the worsening economic climate, management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.  The provision for loan losses amounted to $248,000 and $195,000 for the quarters ended September 30, 2009 and 2008, respectively, an increase of $53,000 or 27.2%.  Contributing to the increased provision was continued growth in the loan portfolio, and an increase in nonperforming assets.  Nonperforming assets amounted to $4.1 million and $2.0 million at September 30, 2009 and 2008, respectively, an increase of $2.1 million.  Of this increase, $1.1 million was in residential mortgage loans, and $1.1 million were in commercial real estate loans.  Home equity loans and non-mortgage loans declined slightly when comparing the quarters ended September 30, 2009 and 2008.  The allowance for loan losses to total loans receivable has increased to 1.30% as of September 30, 2009 as compared to 0.78% as of September 30, 2008.

Noninterest income also contributed to enhanced earnings in the quarter ended September 30, 2009 by increasing $157,000 or 15.0% over the same quarter in the prior year.  Noninterest income increased to $1.2 million for the quarter ended September 30, 2009 as compared to $1.0 million for the quarter ended September 30, 2008.  The majority of the increase in noninterest income was the result of an other-than-temporary impairment charge recorded during the quarter ended September 30, 2008 of $221,000 ($135,000 net of tax) on a Lehman Brothers debt security held by the Company.  There was no other-than-temporary impairment charge recorded during the quarter ended September 30, 2009.

Noninterest expense was flat when comparing the quarters ended September 30, 2009 and 2008 at $3.4 million.   During the quarter ended September 30, 2008, the Company accrued $351,000 toward the expected future termination of its currently frozen defined benefit plan.  The defined benefit pension plan was transferred to a single-employer plan from the previously existing multi-employer plan during the fourth quarter of the fiscal year ended June 30, 2009.  As a result, pension expense decreased by $288,000 for the quarter ended September 30, 2009 when compared to the quarter ended September 30, 2008.  Offsetting this decrease was additional expenses such as FDIC insurance premiums, compensation and depreciation.   FDIC insurance premiums increased $117,000 to $135,000 for the quarter ended September 30, 2009 as compared to $18,000 for the quarter ended September 30, 2008 as a result of both higher deposit balances and an increase in the rates assessed against the deposits.  Compensation and depreciation increased due to the opening of the new Ravena branch in January 2009.  Also included in noninterest expense for the quarter ended September 30, 2009 was a realized loss of $8,000 on the sale of foreclosed real estate.  As of September 30, 2009, the Company held no foreclosed real estate.

Total assets grew $11.2 million or 2.4% to $471.7 million at September 30, 2009 as compared to $460.5 million at June 30, 2009.  Loans increased $8.4 million or 3.1% to $279.4 million at September 30, 2009 as compared to $271.0 million at June 30, 2009.  Securities held to maturity increased $2.5 million to $65.8 million at September 30, 2009 as compared to $63.3 million at June 30, 2009.   Funding the growth in assets was primarily deposit growth of $10.7 million, or 2.7% to $409.4 million at September 30, 2009 as compared to $398.7 million at June 30, 2009.  Total shareholders’ equity amounted to $41.6 million at September 30, 2009, or 8.8% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its ten branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or For the Three
	Months Ended September 30,
Dollars In thousands, except share and per share data	2009	2008
Interest income	$5,656	$5,336
Interest expense	1,417	1,617
Net interest income	4,239	3,719
Provision for loan losses	248	195
Noninterest income	1,203	1,046
Noninterest expense	3,384	3,360
Income before taxes	1,810	1,210
Tax provision	626	401
Net Income	$1,184	$809

Basic EPS	$0.29	$0.20
Weighted average shares outstanding	4,105,312	4,096,149

Diluted EPS	$0.29	$0.20
Weighted average diluted shares outstanding	4,132,766	4,119,313

Dividends declared per share 1	$0.17	$0.17

Selected Financial Ratios
Return on average assets	1.02%	0.82%
Return on average equity	11.59%	8.87%
Net interest rate spread	3.63%	3.66%
Net interest margin	3.83%	3.98%
Non-performing assets to total assets	0.87%	0.45%
Non-performing loans to total loans	1.49%	0.78%
Allowance for loan losses to non-performing loans	88.24%	100.61%
Allowance for loan losses to total loans	1.30%	0.78%
Shareholders’ equity to total assets	8.83%	8.37%
Dividend payout ratio1	58.62%	85.00%
Book value per share	$10.14	$8.97

1 Greene County Bancorp, MHC, the owner of 53.5% of the shares of common stock issued by the Company, waived its right to receive the dividends on such shares. No adjustment has been made to account for this waiver.  Dividend payout ratio represents on an annualized basis the ratio of dividends per share divided by basic earnings per share.

	As of September 30, 2009	As of June 30, 2009
Dollars In thousands
Assets
Total cash and cash equivalents	$15,142	$9,443
Long term certificate of deposit	1,000	1,000
Securities- available for sale, at fair value	93,450	98,271
Securities- held to maturity, at amortized cost	65,777	63,336
Federal Home Loan Bank stock, at cost	1,495	1,495

Gross loans receivable	279,441	271,001
Less: Allowance for loan losses	(3,632)	(3,420)
Unearned origination fees and costs, net	355	321
Net loans receivable	276,164	267,902

Premises and equipment	15,125	15,274
Accrued interest receivable	2,569	2,448
Prepaid expenses and other assets	993	1,152
Foreclosed real estate	---	215
Total assets	$471,715	$460,536

Liabilities and shareholders’ equity
Noninterest bearing deposits	$38,544	$39,772
Interest bearing deposits	370,827	358,957
Total deposits	409,371	398,729

FHLB borrowings, long term	19,000	19,000
Accrued expenses and other liabilities	1,710	2,543
Total liabilities	430,081	420,272
Total shareholders’ equity	41,634	40,264
Total liabilities and shareholders’ equity	$471,715	$460,536
Common shares outstanding	4,105,312	4,105,312
Treasury shares	200,358	200,358

Contact:     Donald Gibson, President and CEO or Michelle Plummer, Executive Vice President, CFO & COO
Phone:        518-943-2600